 Joint Filer Information and Signature
Joint Filers:

1. Name:	Northwater Capital Management Inc.
Address:	161 Bay Street, Suite 4000, Toronto, Ontario, Canada M5J 2T3

NORTHWATER CAPITAL MANAGEMENT INC.

	By: /s/ Jonathan Piurko	June 13, 2016
Name: Jonathan Piurko
Title: Managing Director

	By: /s/ Frances Kordyback	June 13, 2016
Name: Frances Kordyback
Title: Managing Director